As filed with the Securities and Exchange Commission on December 19, 2019
Registration No. 333-______
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

 AMERICAN WATER WORKS COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware	51-0063696
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1 Water Street, Camden, NJ	08102-1658
(Address of Principal Executive Offices)	(Zip Code)
Nonqualified Savings and Deferred Compensation Plan for Employees of
American Water Works Company, Inc. and its Designated Subsidiaries
(Full title of the plan)

Susan N. Story President and Chief Executive Officer American Water Works Company, Inc. 1 Water Street Camden, NJ 08102-1658	Michael A. Sgro Executive Vice President, General Counsel and Secretary American Water Works Company, Inc. 1 Water Street Camden, NJ 08102-1658
(Name and address of agent for service)
(856) 955-4001
(Telephone number, including area code, of agent for service)
With a copy to:
Jeffrey M. Taylor
Chief SEC & Corporate Governance Counsel and Assistant Secretary
American Water Works Company, Inc.
1 Water Street
Camden, NJ 08102-1658
(856) 955-4001
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐	Non-accelerated filer	☐
Smaller reporting company	☐	Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common stock, par value $0.01 per share	AWK	New York Stock Exchange

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price		Amount of registration fee
Deferred Compensation Obligations (1)	$20,000,000	100%	$20,000,000	(2)	$2,596.00
(1)
The deferred compensation obligations are unsecured obligations of American Water Works Company, Inc. (the “Company”) to pay deferred compensation in the future in accordance with the terms of the Nonqualified Savings and Deferred Compensation Plan for Employees of American Water Works Company, Inc. and its Designated Subsidiaries (the “Plan”).

(2)
Estimated pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of calculating the registration fee. The amount of deferred compensation obligations registered hereunder is based on an estimate of the amount of compensation that participants may defer under the Plan.

EXPLANATORY NOTE

This registration statement on Form S-8 (the “Registration Statement”) is being filed to register an additional $20,000,000 of deferred compensation obligations of the Company under the Plan. The Company previously filed a registration statement on Form S-8 with the Securities and Exchange Commission (the “SEC”) on April 22, 2008 (Registration No. 333-150381), which registered $20,000,000 of deferred compensation obligations of the Company under the Plan. Upon the effectiveness of this Registration Statement, an aggregate of $40,000,000 of deferred compensation obligations of the Company under the Plan will be registered.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.        Plan Information.*

Item 2.        Registrant Information and Employee Plan Annual Information.*

*
The document(s) containing the information specified in Part I of Form S-8 will be sent or given to the participants as specified by Rule 428(b)(1) of the Securities Act. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

Item 3.        Incorporation by Reference.

The following documents, filed by the Company with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference (other than, in each case, documents or information deemed to have been furnished to, rather than filed with, the SEC, which documents or information are specifically not incorporated by reference herein):

(a)	Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as filed with the SEC on February 19, 2019.

(b)
Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2019, June 30, 2019 and September 30, 2019, filed with the SEC on May 1, 2019, July 31, 2019 and October 30, 2019, respectively; and

(c)
Current Reports on Form 8-K filed with the SEC (other than the portions thereof that were furnished and not deemed to be filed) on May 1, 2019, May 10, 2019, May 13, 2019, July 25, 2019, November 20, 2019 and December 10, 2019.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto, which indicates that all securities offered hereunder have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any report, document or portion thereof that is furnished to, but not filed with, the SEC is not incorporated by reference.

Any statement contained in a document incorporated or deemed to be incorporated by reference or deemed to be part of this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference in this Registration Statement modifies or replaces such statement. Any statement contained in a document that is deemed to be incorporated by reference or deemed to be part of this Registration Statement after the most recent effective date may modify or replace existing statements contained in this Registration Statement; provided, however, that documents or information deemed to have been furnished to, rather than filed with, the SEC shall not be deemed incorporated by reference in this Registration Statement. Any such statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of this Registration Statement.

Item 4.        Description of Securities.

The Plan allows certain designated employees to defer a portion of their base salary and bonus on a tax-deferred basis. Employees receive matching contributions from the Company on certain of their deferrals. Certain employees also receive an additional annual contribution from the Company for a portion of (i) their base salary that exceeds the limits on compensation under Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) their bonus. The Company intends that the Plan will, at all times, be maintained on an unfunded basis for federal income tax purposes under the Code and administered as a nonqualified “top-hat” plan that is exempt from the substantive requirements of the Employee Retirement Income Security Act of 1974, as amended.

Participants’ accounts under the Plan are credited in accordance with the deemed investment options elected by the participant. The rate of return, positive or negative, credited under each deemed investment option is based on the actual investment performance of the applicable investment funds, net of asset-based charges. Participants are immediately vested in all contributions to the Plan, except for the additional annual contributions made for certain employees, which vest at the earliest of (i) completion of five years of service, (ii) attainment of age 65 while an employee, (iii) death, or (iv) a change of control. Participants may elect to receive their account balances, which are payable in cash, upon a separation from service or a specified distribution date, and may elect any of the following forms for distribution of their accounts: (i) lump sum or (ii) substantially equal annual installments paid over a period of between two and 10 years. All distributions of participant accounts under the Plan are paid in cash.
The deferred compensation obligations of the Company under the Plan are general unsecured obligations of the Company to pay the deferred compensation from time to time in the future in accordance with the terms of the Plan, and will rank pari passu with other unsecured and unsubordinated indebtedness of the Company from time to time. Benefits are payable out of the general assets of the Company, and no segregation of assets for benefits may be made. The Company has authorized the establishment of a rabbi trust to serve as a funding vehicle for the Company’s obligations under the Plan; however, the deferred compensation obligations remain general unsecured obligations of the Company and participants will not have rights to any specific assets of the Company. No trust has heretofore been created or trustee appointed to take action with respect to the obligations and each participant will be responsible for enforcing his or her own rights with respect to the obligations.
The deferred compensation obligations are not subject to redemption, in whole or in part, prior to the individual payment dates specified by each participant, except in the event of death or, at the participant’s request, an unforeseeable emergency within the meaning of Section 409A of the Code, as described in the Plan. The obligations are not convertible into another security of the Company. The obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company. Except as expressly provided in the Plan, no participant may transfer (other than by will or the laws of descent and distribution), alienate or otherwise encumber the participant’s interest in the Plan. The Company’s obligations under the Plan are not assignable or transferable except to any corporation or partnership (i) that acquires all or substantially all of the Company’s assets or (ii) into which the Company may be merged or consolidated. There is no trading market for the deferred compensation obligations.
The Company reserves the right to amend or terminate the Plan at any time, except that no such amendment or termination may adversely affect the rights of the participants to the balance of their deferred compensation accounts as of the date of such amendment or termination. However, if the Company’s Benefits Administration Committee or such other committee administering the Plan determines that, in order to comply with the requirements of Section 409A of the Code, additional changes must be made to the Plan, then such committee may, in its sole discretion and without the consent of a participant, amend the Plan to comply with such requirements. If the Plan is terminated, participants will be entitled to a distribution of their benefits if the termination is on account of a permitted distribution event under Section 409A of the Code and the requirements, as applicable, of such regulations are met with respect to the termination of the Plan and the distribution of benefits thereunder.
Item 5.        Interests of Named Experts and Counsel.
The legal opinion regarding the validity of the securities to be issued hereunder has been passed upon by Jeffrey M. Taylor, the Company’s Chief SEC & Corporate Governance Counsel and Assistant Secretary. As of December 4, 2019, Mr. Taylor owned approximately 890 shares of the Company’s common stock, 538 unvested restricted stock units, 1,947 unvested performance stock units (at target performance), and options to purchase 2,185 shares of the Company’s common stock, all of which are vested.  In addition, Mr. Taylor is eligible to be participant, and is a participant, under the Plan.

Item 6.        Indemnification of Directors and Officers.
Below is a description of the general effect of arrangements under which any director or officer of the Company is insured or indemnified in any manner against liability which he or she may incur in his or her capacity as such. The Company has obtained directors’ and officers’ liability insurance that insures against liabilities that directors and officers of the Company and its subsidiaries may, in such capacities, incur.
Pursuant to the authority conferred by Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”), Article VIII of the Company’s Restated Certificate of Incorporation (the “Restated Certificate”) provides that no director shall be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL which provides for liability of directors for unlawful payments of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. Article VIII of the Restated Certificate further provides that any repeal or modification of Article VIII by the shareholders of the Company shall be prospective only, and shall not affect, to the detriment of any director, any limitation on the personal liability of a director of the Company existing at the time of such repeal or modification.
Section 145(a) of the DGCL provides in relevant part that a corporation may indemnify any person who was, is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.
Section 145(b) of the DGCL provides in relevant part that a corporation may indemnify any person who was, is or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Article IX of the Restated Certificate provides that each person who is or was or had agreed to become a director or officer of the Company, and each such person who is or was serving or who had agreed to serve at the request of the Company as a director, officer, partner, member, trustee, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise (including the heirs, executor, administrators or estate of such person), shall be indemnified by the Company to the fullest extent permitted from time to time by applicable law.
Article X of the Company’s Amended and Restated Bylaws (the “Bylaws”) generally provides that the Company will indemnify and hold harmless, to the fullest extent permitted by the DGCL (as the same exists now or as it may be hereinafter amended, but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than the DGCL permitted the Company to provide prior to such amendment), any director or officer of the Company (and certain other persons), and the heirs, executors, administrators or estate of such persons (collectively, “Covered Persons”), who was or is a party or is threatened to be made a party to, or otherwise becomes involved in, any threatened, pending or completed action, suit, investigation, inquiry, hearing, mediation, arbitration, other alternative dispute mechanism or any other proceeding, whether civil, criminal, administrative, regulatory, investigative, legislative or otherwise and whether formal or informal (other than an action by or in the right of the Company), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with a covered proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.
In the case of any action, suit or proceeding by or in the right of the Company in which such person shall have been adjudged to be liable to the Company, the Company shall indemnify and hold harmless, to the fullest extent permitted by the DGCL, any Covered Person who was or is a party or is threatened to be made a party to, or otherwise becomes involved in, any covered proceeding by or in the right of the Company against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company; provided that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.
Article X of the Bylaws also provides that expenses (including attorneys’ fees) incurred by any Covered Person in defending any covered proceeding shall be paid by the Company in advance of the final disposition of such proceeding within 10 calendar days after the receipt by the Company of a statement or statements from the claimant requesting such advance or advances from time to time; provided, that the payment of such expenses incurred by a Covered Person in his or her capacity as a director or officer shall be made only upon delivery to the Company of an undertaking in writing by or on behalf of such Covered Person to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that such Covered Person is not entitled to be indemnified for such expenses.
Section 145(g) of the DGCL provides that a corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.
The foregoing is only a general summary of certain aspects of the DGCL and the Bylaws relating to indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of Section 145 of the DGCL and the Bylaws of the Company.
Item 7.        Exemption from Registration Claimed.

Not applicable.

Item 8.        Exhibits.

Exhibit Number	Description
4.1.1
Nonqualified Savings and Deferred Compensation Plan for Employees of American Water Works Company, Inc. and its Designated Subsidiaries, as amended and restated, effective as of June 1, 2018 (incorporated by reference to Exhibit 10.9.3 to the Company’s Annual Report on Form 10-K, File No. 001-34028, filed February 19, 2019).

4.1.2
Amendment No. 2019-1 to the Nonqualified Savings and Deferred Compensation Plan for Employees of American Water Works Company, Inc. and its Designated Subsidiaries, as amended and restated, effective as of November 1, 2019.

5.1	Opinion of Jeffrey M. Taylor, Esq.
5.2	Opinion of Morgan, Lewis & Bockius LLP.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Jeffrey M. Taylor, Esq. (included in Exhibit 5.1).
23.3	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.2).
24.1	Power of Attorney (included on signature page).

Item 9.        Undertakings.

(a)	The undersigned Registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Camden, New Jersey, on December 19, 2019.

AMERICAN WATER WORKS COMPANY, INC.

By:	/s/ SUSAN N. STORY
Susan N. Story
President and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Each person in so signing also makes, constitutes and appoints Susan N. Story, M. Susan Hardwick and Michael A. Sgro, and each of them acting alone, his or her true and lawful attorney-in-fact, with full power of substitution, to do any and all acts and things in his or her name and on his or her behalf in his or her capacity as a director and/or officer and to execute any and all documents for him or her in such capacity, which said attorneys and agents, or any of them, may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement, including, without limitation, the execution and filing with the Securities and Exchange Commission of any and all amendments and post-effective amendments to this registration statement, with exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his or her substitute or substitutes may do or cause to be done by virtue hereof.

Signature	Title	Date
/s/ SUSAN N. STORY	President, Chief Executive Officer and Director (Principal Executive Officer)	December 19, 2019
Susan N. Story

/s/ M. SUSAN HARDWICK	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	December 19, 2019
M. Susan Hardwick

/s/ MELISSA K. WIKLE	Vice President and Controller (Principal Accounting Officer)	December 19, 2019
Melissa K. Wikle

/s/ JEFFREY N. EDWARDS	Director	December 19, 2019
Jeffrey N. Edwards

/s/ MARTHA CLARK GOSS	Director	December 19, 2019
Martha Clark Goss

/s/ VERONICA M. HAGEN	Director	December 5, 2019
Veronica M. Hagen

/s/ KIMBERLY J. HARRIS	Director	December 19, 2019
Kimberly J. Harris

/s/ JULIA L. JOHNSON	Director	December 19, 2019
Julia L. Johnson

/s/ PATRICIA L. KAMPLING	Director	December 19, 2019
Patricia L. Kampling

/s/ KARL F. KURZ	Chairman of the Board (Director)	December 19, 2019
Karl F. Kurz

/s/ GEORGE MACKENZIE	Director	December 19, 2019
George MacKenzie

/s/ JAMES G. STAVRIDIS	Director	December 19, 2019
James G. Stavridis

/s/ LLOYD M. YATES	Director	December 19, 2019
Lloyd M. Yates